Filed Pursuant To Rule 424(b)(5)

Registration No. 333-163339

PROSPECTUS SUPPLEMENT

(to the Prospectus dated January 6, 2010, filed on January 5, 2010)

BOFI HOLDING, INC.

750,000 Shares of Common Stock

We are offering 750,000 shares of our common stock, par value $.01 per share, to institutional and retail investors pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is traded on the NASDAQ Global Select Market under the symbol “BOFI.” On December 6, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $16.43 per share.

Investing in our securities involves risks. You should read carefully this prospectus supplement and the accompanying prospectus before you make your investment decision. See “Risk Factors” beginning on page S-3 of this prospectus supplement and page 5 of the accompanying prospectus, as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.

	Per Share	Total
Offering Price	$16.00	$12,000,000
Underwriter discount (1)	$0.50	$375,000

Proceeds, before expenses, to BofI Holding, Inc.	$15.50	$11,625,000

(1)	We have agreed to reimburse the Underwriter for $25,000 of its expenses incurred with this offering.

To the extent the underwriter sells more than 750,000 shares of common stock, the underwriter has an option to purchase up to an additional 112,500 shares of our common stock at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares offered hereby are not savings accounts, deposits or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The underwriter is offering the common stock as set forth under “Underwriting.” The underwriter expects to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about December 12, 2011.

Sole Underwriter

B. Riley & Co., LLC

The date of this prospectus supplement is December 7, 2011.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

On November 25, 2009, we filed with the SEC a registration statement on Form S-3 (File No. 333-163339) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on January 7, 2010. Under this shelf registration process, we may, from time to time, sell up to $125 million in the aggregate of debt securities, common stock, preferred stock and warrants.

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to the securities offered by this prospectus supplement. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement that we make in this prospectus supplement, on the one hand, is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that was filed before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement and the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained, or incorporated herein by reference, in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “BofI,” “the Company,” “we,” “us,” and “our” refer to BofI Holding, Inc., a Delaware corporation and its subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that we include in and/or have incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See the Risk Factors section of this prospectus supplement beginning on page S-3 and the section of the accompanying prospectus under the heading “Risk Factors” and the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for a discussion of the risks involved in investing in our securities. If you invest in our securities, you are assuming a high degree of risk.

BofI Holding, Inc.

Our Business

BofI Holding, Inc. is the holding company for BofI Federal Bank (formerly Bank of Internet USA) (referred to as the Bank), a nationwide branchless savings bank that provides financing for single family and multifamily residential properties, small-to-medium size businesses in target sectors and selected specialty finance receivable. We attract and service our customers though our low cost distribution channels including the Internet. We pass our operating savings along to our customers in the form of attractive interest rates and low fees on our products.

We operate our Internet-based bank from a single location in San Diego, California, currently serving approximately 37,000 retail deposit and loan customers across all 50 states. At September 30, 2011, we had total assets of $2,097.0 million, loans of $1,493.1 million, mortgage-backed and other investment securities of $511.4 million, total deposits of $1,494.2 million and borrowings of $422.2 million. Our deposits consist primarily of interest-bearing checking and savings accounts and time deposits. Our loans are primarily first mortgages secured by multifamily (five or more units) and single family real property. Our mortgage-backed securities consist primarily of mortgage pass-through securities issued by government-sponsored entities and non-agency collateralized mortgage obligations and pass-through mortgage-backed securities issued by private sponsors.

We have limited the impact of the current credit problems in the mortgage markets by redirecting our asset gathering from retail online originations to wholesale purchases of loans and mortgage-backed securities with higher credit quality. Our online delivery channels and online advertising can be opened, closed or expanded rapidly allowing us to change product offerings faster and with less cost than many traditional banks. We believe our flexibility to adjust our asset generation channels has been a competitive advantage allowing us to avoid markets and products where credit fundamentals are poor.

Our business strategy is to lower the cost of delivering banking products and services by leveraging technology while continuing to grow our assets and deposits to achieve increased economies of scale. We have designed our automated Internet-based banking platform and workflow process to handle traditional banking functions with reduced paperwork and human intervention. Our thrift charter allows us to operate in all 50 states and our online presence allows us increased flexibility to target a large number of loan and deposit customers based on demographics, geography and price. We plan to continue to increase our deposits by attracting new customers with competitive pricing, targeted marketing and new products and services. We plan to continue to increase our originations of single family loans and multifamily loans by attracting new customers through our website and affiliate marketing arrangements. We also plan to continue to purchase pools of high quality single family and multifamily mortgage loans and mortgage-backed securities.

The Company and the Bank are subject to extensive regulation, supervision and examination. For a discussion of the material elements of the regulatory framework applicable to the Company and the Bank, please refer to the discussion under “Supervision and Regulation” below. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the FDIC, which insures the deposits of our banking subsidiary within certain limits, and the OCC, which regulates the Bank. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under the Deposit Insurance Fund.

Our Corporate Information

We were initially incorporated in the state of Delaware. Our executive offices are located at 12777 High Bluff Drive, Suite 100, San Diego, California 92130, and our telephone number is (858) 350-6200. We maintain an Internet website at www.bofiholding.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On October 5, 2011, we completed the sale of 1,065 shares of our 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock (“Preferred Stock”). On November 8, 2011, we completed the sale of 7,000 shares of Preferred Stock.

The Offering

Common stock offered by us pursuant to this prospectus supplement	750,000 shares of common stock

Common stock to be outstanding after this offering	11,259,556(1)(2)

Option to purchase additional shares	112,500 shares

Use of proceeds	We intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes and possible future acquisitions and growth opportunities. We intend to contribute a portion of the capital to the Bank. Pending such uses, the net proceeds will be held in highly liquid investments. See “Use of Proceeds” on page S-13 of this prospectus supplement.

NASDAQ Market symbol	BOFI

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	The number of our shares outstanding immediately after the closing of this offering is based on 10,509,556 of common stock outstanding as of November 4, 2011. The number excludes:

•	267,533 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $9.15 per share;

•	444,716 shares of common stock issuable upon vesting of outstanding restricted stock units;

•	1,249,669 shares of common stock issuable upon conversion of the Preferred Stock. The Series B Preferred Stock conversion price is $16.15 per share.

•

Shares of common stock reserved for future issuance under our 2004 stock incentive plan, which provides that aggregate equity awards under our 2004 stock incentive plan, the maximum number of shares of common stock available for issuance under the 2004 Plan is 14.8% of the Company’s outstanding common stock measured from time to time. and

•	Up to 500,000 shares of common stock reserved for future issuance under our 2004 employee stock purchase plan.

(2)	Assumes no exercise of the underwriter’s option to purchase additional shares.

Listing	Our common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI.”

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” beginning on page S-3 of this prospectus supplement and “Factors that May Affect Our Performance” beginning on page 46 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

RISK FACTORS

An investment in our securities involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act, before you decide to invest in our common stock. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference, including our financial statements and the notes to those statements and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to the Offering

The market price of our common stock is volatile.

We cannot predict how the shares of our common stock will trade in the future. The market price of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales of common stock by existing stockholders and our directors and executive officers;

•	changes in the ratings of our other securities;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market price of our common stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on NASDAQ. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock, additional shares of preferred stock , including convertible preferred stock, or any other series of preferred stock exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

The issuance of preferred shares could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue additional classes or series of preferred shares without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

Risks Relating to Our Industry

The downturn in the financial institution industry, the credit markets and the economy in general, may adversely affect our financial condition and results of operations.

We continue to operate in a challenging and uncertain economic environment, including generally uncertain national conditions and local conditions in the markets in which we operate. The capital and credit markets have been experiencing volatility and disruption. The risks associated with our business become more acute in periods of a slowing economy or slow growth. The continuing negative events in the housing market, including significant and continuing home price reductions coupled with the upward trends in delinquencies and foreclosures, have resulted, and will likely continue to result, in poor performance of mortgage and construction loans and in significant asset write-downs by many financial institutions. This has caused, and will likely continue to cause, many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to seek government assistance or bankruptcy protection. Bank failures and liquidations or sales by the FDIC as receiver have also increased. While we are continuing to take steps to decrease and limit our exposure to problem loans, we nonetheless retain direct exposure to the residential and commercial real estate markets, and we are affected by these events.

Continued reduced availability of commercial credit and increasing unemployment have further contributed to deteriorating credit performance of commercial and consumer loans, resulting in additional write-downs. Financial market and economic instability has caused many lenders and institutional investors to severely restrict their lending to customers and to each other. This market turmoil and credit tightening has exacerbated commercial and consumer deficiencies, the lack of consumer confidence, market volatility and widespread reduction in general business activity. Financial institutions also have experienced decreased access to deposits and borrowings.

These negative economic trends and developments are being experienced on national and international levels, as well as within the State of California where the Company’s business is concentrated. It is difficult to predict how long these economic conditions will exist, which of our markets and loan products will ultimately be most affected, and whether our actions will effectively mitigate these external factors. The current economic pressure on consumers and businesses and the lack of confidence in the financial markets has adversely affected, and may continue to adversely affect, our business, financial condition, results of operations and stock price.

We cannot predict when these conditions are likely to improve in the future. As a result of the challenges presented by these general economic and industry conditions, we face the following risks:

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The number of our borrowers unable to make timely repayments of their loans, the potential increase in the volume of problem assets and foreclosures and/or decreases in the value of real estate collateral securing the payment of such loans and/or decreases in the demand for our products and services could continue to rise, resulting in additional credit losses, which could have a material adverse effect on our operating results.

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Potentially increased regulation of our industry, including heightened legal standards and regulatory requirements, as well as expectations imposed in connection with recent and proposed legislation. Compliance with such additional regulation will likely increase our operating costs and may limit our ability to pursue business opportunities.

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The process we use to estimate losses inherent in our credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans. The level of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates which may, in turn, impact the reliability of the process.

•	Further disruptions in the capital markets or other events, which may result in an inability to borrow on favorable terms or at all from other financial institutions.

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Further increases in FDIC insurance premiums, due to the increasing number of failed institutions, which have significantly depleted the Deposit Insurance Fund of the FDIC and reduced the ratio of reserves to insured deposits.

The current government regulatory framework that governs the activities in which we may engage and are intended primarily for the protection of the deposit insurance fund administered by the FDIC and our clients and depositors rather than our shareholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets, determination of the level of our allowance for loan losses, and maintenance of adequate capital levels. These bank regulators possess broad authority to prevent or remedy unsafe or unsound practices or violations of law and, given the recent financial crisis in the United States, the trend has been toward increased and more active oversight by regulators. In the wake of deteriorating market conditions over the last several quarters, the FDIC’s authority to investigate banks was significantly expanded pursuant to an agreement among various federal financial institution regulators. Under the terms of this new agreement, the FDIC will have unlimited authority to make a special examination of any insured depository institution as necessary to determine the condition of such depository institution for insurance purposes. Accordingly, we expect an active supervisory and regulatory environment to continue. We cannot predict the extent or nature of changes in legislation, regulation or policy, especially as they may react to deteriorating economic and industry conditions and to changes occasioned by the transfer of supervisory authority over the Bank and the Company from the OTS to the OCC and the Fed Board, respectively. Such changes could affect the way we conduct our business, which could adversely impact our operations and earnings.

In addition, as a result of ongoing challenges facing the United States economy, new laws and regulations regarding lending and funding practices and liquidity standards have been and may continue to be promulgated, and bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations, including the issuance of formal or informal enforcement actions or orders. Accordingly, the regulations applicable to the banking industry continue to change and we cannot predict the effects of these changes on our business and profitability.

Increases in FDIC assessments would have an adverse impact on our financial condition and results of operations.

Since the financial crisis began several years ago, the FDIC has incurred significant costs in resolving numerous bank failures, resulting in the depletion of the FDIC’s deposit insurance fund. In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC has increased, and may increase in the future, assessment rates of insured institutions, including the Bank. Deposits placed at U.S. banks are insured by the FDIC, subject to limits and conditions of applicable law and the FDIC’s regulations. Pursuant to the Dodd-Frank Act, FDIC insurance coverage limits were permanently increased to $250,000 per customer. The Dodd-Frank Act also provides for unlimited FDIC insurance coverage for non-interest bearing demand deposit accounts for a two-year period beginning on December 31, 2010 and ending on January 1, 2013. The FDIC administers the deposit insurance fund, and all insured depository institutions are required to pay assessments that fund the deposit insurance fund to the FDIC. The Dodd-Frank Act changed the methodology for calculating deposit insurance assessments from the amount of an insured depository institution’s domestic deposits to its total assets minus tangible capital. On February 7, 2011 the FDIC issued a new regulation implementing revisions to the assessment system mandated by the Dodd-Frank Act, which became effective April 1, 2011. As a result of the new regulations, we expect to incur higher annual deposit insurance assessments. We are not able to directly control the basis or the amount of FDIC assessments that we are required to pay to fund the deposit insurance fund or for other fees or assessment obligations imposed on financial institutions. Any future increases in required assessments or other bank industry fees would have an adverse impact on our financial condition and results of operations.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

Congress and the U.S. Department of the Treasury have adopted legislation and taken actions to address the recent disruptions in the financial system and declines in the housing market, including the passage and implementation of the Emergency Economic Stabilization Act of 2008 (“EESA”), the Troubled Asset Relief Program (“TARP”), the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Dodd-Frank Act.

The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system, improve the flow of credit, address practices viewed as contributing to the destabilization of the financial system, and foster an economic recovery. The regulatory and legislative initiatives described above may not have their desired effects, however. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected. Moreover, it is not clear at this time what long-term impact the EESA, the TARP, the ARRA or other liquidity and funding initiatives of the U.S. Treasury and other bank regulatory agencies that have been previously announced, and any additional programs that may be initiated in the future, will have on the financial markets and the financial services industry. The actual impact that EESA and such related measures undertaken to alleviate the credit crisis will have generally on the financial markets, including the levels of volatility and limited credit availability currently being experienced, is unknown. The failure of such measures to help provide long-term stability to the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock. Finally, there can be no assurance regarding the specific impact that such measures may have on us, or whether (or to what extent) we will be able to benefit from such programs. In addition to the legislation mentioned above, federal and state governments could pass additional legislation responsive to current credit conditions. For example, we could experience higher credit losses because of federal or state legislation or regulatory action that reduces the amount our borrowers are otherwise contractually required to pay under existing loan contracts. Also, we could experience higher credit losses because of federal or state legislation or regulatory action that limits its ability to foreclose on property or other collateral or makes foreclosure less economically feasible.

The Dodd-Frank Act has, among other things, eliminated the OTS, tightened capital standards, created a new Bureau of Consumer Financial Protection and resulted in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Act has significantly changed the bank regulatory structure and affected the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress. These federal agencies are given significant discretion in drafting the implementing rules and regulations and, consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on the Company and the Bank. For example, the Dodd-Frank Act required the OTS, which was the primary federal regulator for the Company and the Bank, to be abolished as of July 21, 2011 and, as of that date, that (i) the OCC, which is currently the primary federal regulator for national banks, become the primary federal regulator for federal thrifts such as the Bank and (ii) the Fed Board become the primary federal regulator for savings and loan holding companies such as the Company. The installation of separate federal regulators for the Company and the Bank could result in an increase in our costs of compliance with applicable regulations. In addition, Regulation Q, which prohibited the payment of interest on demand deposits, has now been eliminated, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change in the law could have an adverse impact on our interest expense.

The Dodd-Frank Act will require publicly traded companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the SEC to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act also creates the Bureau of Consumer Financial Protection and gives it broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Additionally, the Bureau of Consumer Financial Protection has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Savings institutions with $10 billion or less in assets, such as the Bank, will continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to predict the specific impact the Dodd-Frank Act, and the yet to be written implementing rules and regulations, will have on financial institutions. However, it is expected that they will increase our operating and compliance costs and could increase our interest expense.

The U.S. government’s monetary policies or changes in those policies could have a major effect on our operating results, and we cannot predict what those policies will be or any changes in such policies or the effect of such policies on us.

Generally, increases in prevailing interest rates due to changes in monetary policies adversely affect banks such as us, whose liabilities tend to re-price quicker than their assets. The monetary policies of the FRB, affected principally through open market operations and regulation of the discount rate and reserve requirements, have had major effects upon the levels of bank loans, investments and deposits, and prevailing interest rates. It is not possible to predict the nature or effect of future changes in monetary and fiscal policies. In recent years, the monetary policy of the FRB has acted to reduce market interest rates to historical lows. We manage the sensitivity of our assets and liabilities; however a large and relatively rapid increase in market interest rates would have an adverse impact on our results of operations.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for several years. In the recent past, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on financial institution stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital in the future and on our business, financial condition and results of operations.

The actions and commercial soundness of other financial institutions could affect our ability to engage in routine funding transactions.

Financial service institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to the European banking system, which is facing increased volatility due to the economic difficulties and declining credit worthiness of certain member nations of the European Union. We have exposure to different industries and counterparties because we execute or could execute transactions with various counterparties in the financial industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Recent defaults by financial services institutions, and even rumors or questions about one or more financial services institutions or the financial services industry in general, have led to market wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of counterparty. Any such losses could materially and adversely affect our results of operations.

Risks Relating to Mortgage Loans and Mortgage-Backed Securities

Declining real estate values, particularly in California, could reduce the value of our loan portfolio and impair our profitability and financial condition.

Substantially all of the loans in our portfolio are secured by real estate. At September 30, 2011, approximately 60% of our total loan portfolio was secured by real estate located in California. In recent years, there has been a significant decline in real estate values in California and the collateral for our loans has become less valuable. If real estate values continue to decrease and more of our borrowers experience financial difficulties, we will experience charge-offs at a greater level than we would otherwise experience, as the proceeds resulting from foreclosure may be significantly lower than the amounts outstanding on such loans. In addition, declining real estate values frequently accompany periods of economic downturn or recession and increasing unemployment, all of which can lead to lower demand for mortgage loans of the types we originate. Continued decline of real estate values and the decline of the credit position of our borrowers in California would have a material adverse effect on our business, prospects, financial condition and results of operations.

Many of our mortgage loans are unseasoned and defaults on such loans would harm our business.

At September 30, 2011, our multifamily residential loans were $641.5 million or 44.1% of our total loans and our commercial real estate loans were $37.9 million, or 2.6% of our total loans. The payment on such loans is typically dependent on the cash flows generated by the projects, which are affected by the supply and demand for multifamily residential units and commercial property within the relative market. If the market for multifamily residential units and commercial property experiences a decline in demand, multifamily and commercial borrowers may suffer losses on their projects and be unable to repay their loans. If residential housing values continue to decline and nationwide unemployment continues to increase, we are likely to experience increases in the level of our nonperforming loans and foreclosed and repossessed vehicles in future periods.

Continued or increasing declines in residential home prices may adversely affect our securities portfolio and have a material adverse effect on our financial condition and results of operations.

Economic deterioration throughout 2009 and weakness in the economic recovery in 2010 was accompanied by continued stress in the housing markets, including declines in home prices. These declines in the housing market, with falling home prices and increasing foreclosures, compounded with difficulties in the economy, have, generally speaking, resulted in a significant decline in the value and marketability of mortgage-backed securities. As of September 30, 2011, our securities portfolio consisted of $455.0 million of mortgage-backed securities, which constituted approximately 21.7% of our total assets. A protracted continuation or worsening of these difficult housing market conditions could adversely impact the ability of the issuers of the mortgage-backed securities in our securities portfolio to satisfy their respective obligations and our ability to liquidate our securities portfolio. While there were continued indications throughout the past year that the U.S. economy is stabilizing, the performance of our securities portfolio may decline in the near future, which could have a material adverse effect on our financial condition and results of operations.

Declines in the value of our securities may negatively affect earnings.

The value of securities in our investment portfolios could decrease due to changes in market factors. The market value of certain investment securities is volatile and future declines or other-than-temporary impairments could materially adversely affect future earnings and regulatory capital. Continued volatility in the market value of certain investment securities, whether caused by changes in market perceptions of credit risk, as reflected in the expected market yield of the security, or actual defaults in the portfolio could result in significant fluctuations in the value of the securities. This could have a material adverse impact on our results of operations, accumulated other comprehensive income and stockholders’ equity depending upon the direction of the fluctuations.

We could recognize other-than-temporary impairment on securities held in our available-for-sale and held-to-maturity portfolios if economic and market conditions do not improve.

Our held-to-maturity securities had gross unrecognized losses of $6.7 million at September 30, 2011. We analyze securities held in our portfolio for other-than-temporary impairment on a quarterly basis. The process for determining whether impairment is other than temporary requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may be required to recognize other-than-temporary impairment in future periods reducing future earnings.

A decrease in the mortgage buying activity of Fannie Mae and Freddie Mac or a failure by Fannie Mae and Freddie Mac to satisfy their obligations with respect to their RMBS could have a material adverse effect on our business, financial condition and results of operations.

During the fiscal years ended June 30, 2009, 2010 and 2011, we sold approximately $395.7 million of residential mortgage loans to banks who sell our loans to government sponsored entities Fannie Mae and Freddie Mac (each, a “GSE” and, together, the “GSEs”). As of September 30, 2011, approximately 26.3% of our securities portfolio consisted of RMBS issued or guaranteed by the GSEs. Each GSE is currently in conservatorship, with its primary regulator, the Federal Housing Finance Agency, acting as conservator. The United States government is contemplating structural changes to the GSEs, including consolidation and/or a reduction in the ability of GSEs to purchase mortgage loans or guarantee mortgage obligations. We cannot predict if, when or how the conservatorships will end, or what associated changes (if any) may be made to the structure, mandate or overall business practices of either of the GSEs. Accordingly, there continues to be uncertainty regarding the future of the GSEs, including whether they will continue to exist in their current form and whether they will continue to meet their obligations with respect to their RMBS. A substantial reduction in mortgage purchasing activity by the GSEs could result in a material decrease in the availability of residential mortgage loans and the number of qualified borrowers, which in turn may lead to increased volatility in the residential housing market, including a decrease in demand for residential housing and a corresponding drop in the value of real property that secures current residential mortgage loans, as well as a significant increase in interest rates. In a rising or higher interest rate environment, our originations of mortgage loans may decrease, which would result in a decrease in mortgage loan revenues and a corresponding decrease in non-interest income. Any decision to change the structure, mandate or overall business practices of the GSEs and/or the relationship among the GSEs, the government and the private mortgage loan markets, or any failure by the GSEs to satisfy their obligations with respect to their RMBS, could have a material adverse effect on our business, financial condition and results of operations.

We frequently purchase loans in bulk or “pools.” We may experience lower yields or losses on loan “pools” because the assumptions we use when purchasing loans in bulk may not always prove correct.

From time to time, we purchase real estate loans in bulk or “pools.” For the fiscal years ended June 30, 2011, 2010 and 2009, we purchased loans totaling $124.8 million, $185.8 million, and $57.4 million, respectively. When we determine the purchase price we are willing to pay to purchase loans in bulk, management makes certain assumptions about, among other things, how fast borrowers will prepay their loans, the real estate market and our ability to collect loans successfully and, if necessary, to dispose of any real estate that may be acquired through foreclosure. When we purchase loans in bulk, we perform certain due diligence procedures and we purchase the loans subject to customary limited indemnities. To the extent that our underlying assumptions prove to be inaccurate or the basis for those assumptions change (such as an unanticipated decline in the real estate market), the purchase price paid for “pools” of loans may prove to have been excessive, resulting in a lower yield or a loss of some or all of the loan principal. For example, in the past, we have purchased “pools” of loans at a premium and some of the loans were prepaid before we expected. Accordingly, we earned less interest income on the purchase than expected. Our success in growing through purchases of loan “pools” depends on our ability to price loan “pools” properly and on general economic conditions in the geographic areas where the underlying properties of our loans are located.

Acquiring loans through bulk purchases may involve acquiring loans of a type or in geographic areas where management may not have substantial prior experience. We may be exposed to a greater risk of loss to the extent that bulk purchases contain such loans.

Risks Relating to the Company

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings, capital adequacy and overall financial condition may suffer materially.

Our loans are generally secured by multifamily and, to a lesser extent, commercial and single family real estate properties, each initially having a fair market value generally greater than the amount of the loan secured. However, although our loans are typically secured, the risk of default, generally due to a borrower’s inability to make scheduled payments on his or her loan, is an inherent risk of the banking business. In determining the amount of the allowance for loan losses, we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate serving as collateral for the repayment of our loans. Defaults by borrowers could result in losses that exceed our loan loss reserves. We have originated or purchased many of our loans recently, so we do not have sufficient repayment experience to be certain whether the established allowance for loan losses is adequate. We may have to establish a larger allowance for loan losses in the future if, in our judgment, it becomes necessary. Any increase in our allowance for loan losses will increase our expenses and consequently may adversely affect our profitability, capital adequacy and overall financial condition.

Our results of operations could vary as a result of the methods, estimates, and judgments that we use in applying our accounting policies.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates, and judgments, including methodologies to value our securities, evaluate securities for other-than-temporary impairment and estimate our allowance for loan losses. These methods, estimates, and judgments are, by their nature, subject to substantial risks, uncertainties, and assumptions, and factors may arise over time that lead us to change our methods, estimates, and judgments. Changes in those methods, estimates, and judgments could significantly affect our results of operations.

We may elect to seek additional capital but it may not be available when it is needed and limit our ability to execute our strategic plan.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support the growth of our business or to finance acquisitions, if any, or we elect to raise additional capital for other reasons. We may seek to do so through the issuance of, among other things, our common stock or securities convertible into our common stock, which could dilute your ownership interest in the Company.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed or on terms acceptable to us, it may have a material adverse effect on our financial condition, results of operations and prospects.

Changes in interest rates could adversely affect our income.

Our income depends to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. Our interest-earning assets and interest-bearing liabilities do not react uniformly to changes in interest rates since the two have different time periods for interest rate adjustment. Interest rates are sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies, including the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, influence the origination of loans, the prepayment of loans, and the volume of deposits. Loan originations and repayment rates tend to increase with declining interest rates and decrease with rising interest rates. On the deposit side, increasing interest rates generally lead to interest rate increases on our deposit accounts. In recent years, the monetary policy of the FRB has acted to reduce market interest rates to historical lows. We manage the sensitivity of our assets and liabilities; however a large and relatively rapid increase in market interest rates would have an adverse impact on our results of operations.

Access to adequate funding cannot be assured.

We have significant sources of liquidity as a result of our federal thrift structure, including consumer deposits, brokered deposits, the FHLB, repurchase lending facilities, and the FRB discount window. We rely primarily upon consumer deposits and FHLB advances. Our ability to attract deposits could be negatively impacted by a perception of our financial prospects or by increased deposit rates available at troubled institutions suffering from shortfalls in liquidity. The FHLB is subject to regulation and other factors beyond our control. These factors may adversely affect the availability and pricing of advances to members such as the Bank. Selected sources of liquidity may become unavailable to the Bank if it were to be considered no longer “well-capitalized.”

Our inability to manage our growth could harm our business.

We anticipate that our asset size and deposit base will continue to grow over time, perhaps significantly. To manage the expected growth of our operations and personnel, we will be required to, among other things:

•	Improve existing and implement new transaction processing, operational and financial systems, procedures and controls;

•	Maintain effective credit scoring and underwriting guidelines; and

•	Expand our employee base and train and manage this growing employee base.

•	If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations could be adversely affected.

•	We face strong competition for customers and may not succeed in implementing our business strategy.

•

Our business strategy depends on our ability to remain competitive. There is strong competition for customers from existing banks and other types of financial institutions, including those that use the Internet as a medium for banking transactions or as an advertising platform. Our competitors include:

•	Large, publicly-traded, Internet-based banks, as well as smaller Internet-based banks;

•	“Brick and mortar” banks, including those that have implemented websites to facilitate online banking; and

•	Traditional banking institutions such as thrifts, finance companies, credit unions and mortgage banks.

Some of these competitors have been in business for a long time and have name recognition and an established customer base. Most of our competitors are larger and have greater financial and personnel resources. In order to compete profitably, we may need to reduce the rates we offer on loans and investments and increase the rates we offer on deposits, which actions may adversely affect our business, prospects, financial condition and results of operations.

To remain competitive, we believe we must successfully implement our business strategy. Our success depends on, among other things:

•	Having a large and increasing number of customers who use our bank for their banking needs;

•	Our ability to attract, hire and retain key personnel as our business grows;

•	Our ability to secure additional capital as needed;

•	The relevance of our products and services to customer needs and demands and the rate at which we and our competitors introduce or modify new products and services;

•	Our ability to offer products and services with fewer employees than competitors;

•	The satisfaction of our customers with our customer service;

•	Ease of use of our websites; and

•	Our ability to provide a secure and stable technology platform for financial services that provides us with reliable and effective operational, financial and information systems.

If we are unable to implement our business strategy, our business, prospects, financial condition and results of operations could be adversely affected.

We expect the rate of our revenue growth to decline and consequently anticipate downward pressure on our operating margins in the future.

We believe the rate of our revenue growth will generally decline as a result of a number of factors, including the inevitable decline in growth rates as our revenues increase to higher levels and the continued maturity of the internet-based banking market. We believe our operating margin will experience downward pressure as a result of increasing competition and increased expenditures for many aspects of our business, including increased expenditures for attracting new customers and retaining existing customers.

Our business depends on a strong brand, and failing to maintain and enhance our brand would hurt our ability to expand our customer base.

The brand identity that we have developed will significantly contribute to the success of our business. Maintaining and enhancing our brand names like “Bank of Internet” or “UFB Direct” are critical to expanding our customer base. We believe that the importance of brand recognition will increase due to the relatively low barriers to entry for our “brick and mortar” competitors in the internet-based banking market. Our brand could be negatively impacted by a number of factors, including data privacy and security issues, service outages, and product malfunctions. If we fail to maintain and enhance our brands, or if we incur excessive expenses in this effort, our business, financial condition and results of operations will be materially adversely affected. Maintaining and enhancing our brand will depend largely on our ability to continue to provide high-quality products and services, which we may not do successfully.

A natural disaster or recurring energy shortage, especially in California, could harm our business.

We are based in San Diego, California, and approximately 60% of our total loan portfolio was secured by real estate located in California at September 30, 2011. In addition, the computer systems that operate our internet websites and some of their back-up systems are located in San Diego, California. Historically, California has been vulnerable to natural disasters. Therefore, we are susceptible to the risks of natural disasters, such as earthquakes, wildfires, floods and mudslides. Natural disasters could harm our operations directly through interference with communications, including the interruption or loss of our websites, which would prevent us from gathering deposits, originating loans and processing and controlling our flow of business, as well as through the destruction of facilities and our operational, financial and management information systems. A natural disaster or recurring power outages may also impair the value of our largest class of assets, our loan portfolio, which is comprised substantially of real estate loans. Uninsured or underinsured disasters may reduce borrowers’ ability to repay mortgage loans. Disasters may also reduce the value of the real estate securing our loans, impairing our ability to recover on defaulted loans through foreclosure and making it more likely that we would suffer losses on defaulted loans. California has also experienced energy shortages, which, if they recur, could impair the value of the real estate in those affected areas. Although we have implemented several back-up systems and protections (and maintain business interruption insurance), these measures may not protect us fully from the effects of a natural disaster. The occurrence of natural disasters or energy shortages in California could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our success depends in large part on the continuing efforts of a few individuals. If we are unable to retain these key personnel or attract, hire and retain others to oversee and manage our company, our business could suffer.

Our success depends substantially on the skill and abilities of our senior management team, including our Chief Executive Officer and President, Gregory Garrabrants, our Chief Financial Officer, Andrew J. Micheletti, and other employees that perform multiple functions that might otherwise be performed by separate individuals at larger banks. The loss of the services of any of these individuals or other key employees, whether through termination of employment, disability or otherwise, could have a material adverse effect on our business. In addition, our ability to grow and manage our growth depends on our ability to continue to identify, attract, hire, train, retain and motivate highly skilled executive, technical, managerial, sales, marketing, customer service and professional personnel. The implementation of our business plan and our future success will depend on such qualified personnel. Competition for such employees is intense, and there is a risk that we will not be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we fail to attract and retain the necessary personnel, our business, prospects, financial condition and results of operations could be adversely affected.

We are exposed to risk of environmental liability with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate and could be subject to environmental liabilities with respect to those properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, prospects, financial condition and results of operations could be adversely affected.

Risks Relating to Being an Internet-Based Company

We depend on third-party service providers for our core banking technology, and interruptions in or terminations of their services could materially impair the quality of our services.

We rely substantially upon third-party service providers for our core banking technology and to protect us from bank system failures or disruptions. This reliance may mean that we will not be able to resolve operational problems internally or on a timely basis, which could lead to customer dissatisfaction or long-term disruption of our operations. Our operations also depend upon our ability to replace a third-party service provider if it experiences difficulties that interrupt operations or if an essential third-party service terminates. If these service arrangements are terminated for any reason without an immediately available substitute arrangement, our operations may be severely interrupted or delayed. If such interruption or delay were to continue for a substantial period of time, our business, prospects, financial condition and results of operations could be adversely affected.

Privacy concerns relating to our technology could damage our reputation and deter current and potential customers from using our products and services.

Generally speaking, concerns have been expressed about whether internet-based products and services compromise the privacy of users and others. Concerns about our practices with regard to the collection, use, disclosure or security of personal information of our customers or other privacy related matters, even if unfounded, could damage our reputation and results of operations. While we strive to comply with all applicable data protection laws and regulations, as well as our own posted privacy policies, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, or could cause us to lose customers, which could potentially have an adverse effect on our business.

In addition, as nearly all of our products and services are internet-based, the amount of data we store for our customers on our servers (including personal information) has been increasing and will continue to increase. Any systems failure or compromise of our security that results in the release of our customers’ data could seriously limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business. We may also need to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we add more customers and expand the number of internet-based products and services we offer.

Regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection. In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe and elsewhere are often uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

We have risks of systems failure and security risks, including “hacking” and “identity theft.”

The computer systems and network infrastructure utilized by us and others could be vulnerable to unforeseen problems. This is true of both our internally developed systems and the systems of our third-party service providers. Our operations are dependent upon our ability to protect computer equipment against damage from fire, power loss, telecommunication failure or similar catastrophic events. Any damage or failure that causes an interruption in our operations could adversely affect our business, prospects, financial condition and results of operations.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of customers to access our products and services, our products and services may be perceived as not being secure, customers may curtail or stop using our products and services, and we may incur significant legal and financial exposure.

Our products and services involve the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, or otherwise and, as a result, an unauthorized party may obtain access to our data or our customers’ data. Additionally, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our data or our customers’ data. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our products and services that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and, as a result, we could lose customers, which may have a material adverse effect on our business, financial condition and results of operations.

Our business depends on continued and unimpeded access to the internet by us and our customers. Internet access providers may be able to block, degrade, or charge for access to our website, which could lead to additional expenses and the loss of customers.

Our products and services depend on the ability of our customers to access the internet and our website. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies and mobile communications companies. Some of these providers have the ability to take measures that could degrade, disrupt, or increase the cost of customer access to our products and services by restricting or prohibiting the use of their infrastructure to access our website or by charging fees to us or our customers to provide allow access to our website. Such interference could result in a loss of existing customers and/or increased costs and could impair our ability to attract new customers, which could have a material adverse effect on our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the PSLRA. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “feels,” “anticipates,” “intends,” “plans,” “estimates,” “predicts,” “projects,” “potential,” “outlook,” “could,” “will,” “may” or similar expressions.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Actual results may differ materially from those expressed in or implied by these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following, as well as those discussed elsewhere in this prospectus supplement, any accompanying prospectus and in the documents incorporated by reference herein and therein:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	legislation or regulatory changes may adversely affect our business;

•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins;

•	changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank through which substantially all of our operations are carried out;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•	changes in corporate and/or individual income tax laws may adversely affect our business or financial condition;

•

general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate;

•	technological changes may be more difficult or expensive than what we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than what we anticipate;

•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and

•	the additional risks referred to in the section entitled “Risk Factors.”

You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events except to the extent required by federal securities laws.

USE OF PROCEEDS

Our estimated net proceeds from this offering are approximately $11.6 million, after deducting the underwriting discount and estimated expenses of the offering (including $25,000 of the Underwriter’s expense we agreed to reimburse). We intend to use the net proceeds for general corporate purposes and possible future acquisitions and growth opportunities. We intend to use a portion of the net proceeds from this offering to provide funds to the Bank to support its growth, particularly to originate more single family and multifamily first lien mortgages and to increase the Bank’s deposits including more savings and checking accounts, as well as time deposits. The proceeds will also strengthen the Bank’s regulatory capital ratios. Pending allocation to specific uses, we intend to invest the proceeds in short-term interest-bearing investment grade securities.

CAPITALIZATION

The following table shows our consolidated capitalization as of September 30, 2011, on an as adjusted basis to give effect to the issuance of the common stock offered hereby, and on a proforma as adjusted basis to give effect to the issuance of the common stock offered hereby and our issuance of an aggregate of 8,065 shares of Series B Preferred Stock on October 5 and November 8, 2011. You should read the following table with the consolidated financial statements and notes which are incorporated by reference into this prospectus supplement.

	September 30, 2011
	Actual	As Adjusted	Proforma As Adjusted
	(Dollars in thousands) (Unaudited)
Total long-term debt	$342,155	$342,155	$342,155
Stockholders equity:
Common stock, $0.01 par value; 25,000,000 shares authorized; 11,973,365 shares issued; 11,235,953 shares outstanding (1)(2)	$112	$120	$120
Additional paid-in capital (2)	89,053	100,630	100,630
Preferred stock
Series A - $10,000 stated value; 515 shares outstanding	5,063	5,063	5,063
Series B - $10,000 stated value; 20,182 shares outstanding (3)	11,584	11,584	19,627
Retained earnings	66,559	66,559	66,559
Accumulated other comprehensive (loss) - net of tax	(637)	(637)	(637)
Treasury stock	(5,241)	(5,241)	(5,241)

Total stockholders’ equity	$166,493	$178,078	$186,121

Book value per share	$14.29	$14.37	$14.37
Tangible book value per share	$14.29	$14.37	$14.37
Equity to total assets	7.94%	8.49%	8.88%
Tangible equity to tangible assets	7.94%	8.49%	8.88%
Regulatory capital ratios:(4)
Total capital (to risk-weighted assets)	13.50%	14.38%	14.99%
Tier 1 capital (to risk-weighted assets)	12.89%	13.77%	14.38%
Tier 1 capital (to leverage assets)	8.08%	8.64%	9.02%

(1)	Excludes:

•	267,533 shares of common stock issuable upon exercise of outstanding stock options as of September 30, 2011 with a weighted average exercise price of $9.15 per share;

•	444,716 shares of common stock issuable as of September 30, 2011 upon vesting of outstanding restricted stock units;

•	Shares of common stock reserved for future issuance under our 2004 Stock Incentive Plan; and

•	Up to 500,000 shares of common stock reserved for future issuance under our 2004 Employee Stock Purchase Plan.

Includes:

•	750,000 shares of common stock issuable hereby.

(2)	Reflects our receipt of the net proceeds from the sale of 750,000 shares of common stock in the offering at offering price of $16.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses (including $25,000 of the Underwriter’s expenses we agreed to reimburse) payable by us in the offering (and assuming no exercise of the underwriters’ option to purchase additional shares), as if the sale of our common stock had been consummated on December 6, 2011.
(3)	Based on the sale of 8,065 shares of Preferred Stock and net proceeds previously received by the Company of approximately $8.0 million after deducting offering expenses and placement agent fees.
(4)	Represents regulatory capital ratios of BofI Federal Bank only. As adjusted ratios assume that all net proceeds are contributed to the BofI Federal Bank and reduce overnight borrowing.

CAPITAL RATIOS

The following table sets forth the actual and as adjusted regulatory capital amounts and ratios of the Bank at September 30, 2011. In the table below, the as adjusted regulatory capital amounts and ratios give effect to the 750,000 shares of Common Stock offered hereby.

	Actual		Proforma as Adjusted(1)		Minimum for Well Capitalized Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands) (Unaudited)
At September 30, 2011
Total risk-based capital	$177,798	13.50%	$197,426	14.99%	$131,712	10.00%
Tier 1 capital	$169,790	12.89%	$189,418	14.38%	$79,027	6.00%
Tier 1 leverage capital ratio	$169,790	8.08%	$189,418	9.02%	$105,029	5.00%

(1)	Assumes that the net proceeds of this offering will be contributed to the Bank, which will apply the funds to reduce short-term borrowings pending their application as described under “Use of Proceeds.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA

The following table presents selected consolidated financial and other data for the Company for the three months ended September 30, 2011 and 2010 and for the years ended June 30, 2011, 2010 and 2009.

The selected consolidated financial data for the three months ended September 30, 2011 and 2010 is unaudited. For the years ended June 30, 2011, 2010 and 2009, the selected consolidated financial data is derived from the Company’s audited consolidated financial statements. Our consolidated financial statements for each of the three fiscal years ended June 30, 2011, 2010 and 2009 were audited by an independent registered public accounting firm. The summary below should be read in conjunction with our audited consolidated financial statements, the related notes thereto, and the other detailed information included in our 2011 and 2010 Annual Reports on Form 10-K.

	For the Three Months Ended Sept. 30,		At or for the Fiscal Years Ended June 30,
	2011	2010	2011	2010	2009
	(Dollars in thousands)
Statement of Condition
Total assets	$2,097,042	$1,517,993	$1,940,087	$1,421,081	$1,302,208
Loans - net of allowance for loan losses	1,443,860	876,934	1,325,101	774,899	615,463
Loans held for sale	40,478	17,648	20,110	5,511	3,190
Loans held for sale, at lower of cost or market	8,721	—	—	—	—
Allowance for loan loss	8,008	6,426	7,419	5,893	4,754
Securities - trading	5,248	4,441	5,053	4,402	5,445
Securities - available for sale	156,130	240,726	145,671	242,430	265,807
Securities - held to maturity	350,066	304,969	370,626	320,807	350,898
Total deposits	1,494,158	991,724	1,340,325	968,180	648,524
Securities sold under agreements to repurchase	130,000	130,000	130,000	130,000	130,000
Advances from the FHLB	287,000	250,000	305,000	182,999	262,984
Subordinated debentures	5,155	5,155	7,655	5,155	165,155
Total stockholders’ equity	166,493	132,767	147,766	129,808	88,939
Statement of Income
Interest income	27,765	21,089	92,935	85,572	77,778
Interest expense	9,588	8,417	34,422	34,953	41,419

Net interest income	18,177	12,672	58,513	50,619	36,359
Provision for credit losses	2,363	1,600	5,800	5,775	4,730
Net gains (loss) on investment securities	(402)	(391)	1,530	5,960	(8,595)
Other non-interest income	4,973	2,513	6,463	2,356	1,908
Non-interest expenses	9,552	5,199	26,534	17,283	12,894

Income before income taxes	10,832	7,995	34,172	35,877	12,048
Income taxes	4,299	3,163	13,593	14,749	4,906

Net income	$6,533	$4,832	$20,579	$21,128	$7,142

Net income attributable to common stock	$6,407	$4,755	$20,270	$20,517	$6,452

	For the Three Months Ended Sept. 30,		At or for the Fiscal Years Ended June 30,
	2011	2010	2011	2010	2009
Per Share Data
Net income per share—basic	$0.59	$0.45	$1.88	$2.31	$0.78
Net income per share—diluted	$0.58	$0.45	$1.87	$2.22	$0.77
Dividends declared per common share	$—	$—	$—	$—	$—
Dividends declared per Series A preferred share	$150.00	$150.00	$600.00	$600.00	$600.00
Dividends declared per Series B preferred share	$16.00	$—	$—	$—	$—
Book value per common share	$14.29	$12.49	$13.67	$12.25	$9.79
Tangible book value per common share	$14.29	$12.49	$13.67	$12.25	$9.79
Weighted average number of common shares—basic	10,923,701	10,563,552	10,763,571	8,869,453	8,284,938
Weighted-average number of common shares—diluted	11,180,070	10,660,765	10,857,470	9,396,652	8,876,991
Key Performance Ratios
Return on average assets	1.28%	1.32%	1.26%	1.56%	0.59%
Return on average common shareholders’ equity	17.28%	14.86%	15.17%	21.17%	8.79%
Interest-rate spread	3.51%	3.34%	3.50%	3.64%	2.83%
Net interest margin	3.65%	3.55%	3.67%	3.83%	3.04%
Efficiency ratio	41.99%	35.14%	39.90%	29.33%	43.46%
Shareholders’ equity/total assets	7.94%	8.75%	7.62%	9.13%	6.83%
Asset Quality Ratios
Net charge-offs to average loans outstanding	0.43%	0.62%	0.45%	0.69%	0.43%
Nonperforming loans to total loans	0.79%	1.62%	0.72%	1.48%	0.45%
Nonperforming assets to total assets	0.80%	1.19%	0.99%	1.01%	0.65%
Allowance for loan losses to total loans held for investment at end of period	0.55%	0.72%	0.56%	0.75%	0.76%
Allowance for loan losses to nonperforming loans	69.98%	44.45%	77.18%	50.35%	167.39%
Capital Ratios
Total risk-based capital	13.50%	14.57%	13.01%	15.25%	11.73%
Tier 1 capital	12.89%	13.88%	12.41%	14.56%	11.14%
Tier 1 leverage capital	8.08%	8.57%	7.99%	8.79%	6.98%
Market Price
High	$15.10	$16.79	$16.80	$18.23	$7.89
Low	$12.35	$11.15	$11.15	$6.13	$3.40

DESCRIPTION OF PREFERRED STOCK

In the fall of 2011, we sold an aggregate of 20,182 shares of 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”). The terms of the Preferred Stock include those stated in a certificate of designations, which was filed as an exhibit to a Current Report on Form 8-K filed on September 2, 2011, and an amendment to the certificate of designations filed as an exhibit to a Current Report on Form 8-K filed on September 7, 2011, which are both incorporated by reference into this prospectus supplement and the accompany prospectus and the registration statement of which they form a part. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Certificate of Incorporation, as amended and restated (our “Certificate of Incorporation”), including the certificate of designations for the Preferred Stock. You should read our Certificate of Incorporation, including the certificate of designations, for the provisions that are important to you.

As used in this section, the terms “BofI,” “the Company,” “we,” “us,” and “our” refer to BofI Holding, Inc. and not any of its subsidiaries.

General

Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share. Currently, there are outstanding 515 shares of Series A preferred stock. The Preferred Stock constitutes a second series of our preferred stock, par value $0.01 per share, having a liquidation preference of $1,000 per share, of which 20,182 shares are outstanding. The holders of the Preferred Stock have no preemptive rights.

The Preferred Stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with our authorized shares of Series A 6% Cumulative Nonparticipating Perpetual Convertible Preferred Stock and each other class or series of capital stock that we may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company (collectively, the “parity securities”), and (2) senior to our common stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Company (collectively, the “junior securities”). See “Description of Preferred Stock” in the accompanying prospectus for a description of our authorized preferred shares.

We are not entitled to issue any class or series of our capital stock, the terms of which provide that such class or series will rank senior to the Preferred Stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding-up, without the approval of the holders of at least two-thirds of the shares of our Preferred Stock then outstanding and any class or series of parity securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. We may, however, from time to time, without notice to or consent from holders of the Preferred Stock, create and issue parity securities and junior securities.

Dividends

Dividends on the Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at an annual rate equal to 6.0%. Subject to the foregoing, dividends will be payable in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “dividend payment date”) and began on October 15, 2011.

Dividends on the Preferred Stock are non-cumulative. If for any reason our board of directors does not authorize and declare a dividend on the Preferred Stock for a dividend period, or if the board of directors authorizes and declares less than a full dividend, we will have no obligation to pay any dividend or full dividend for that period, whether or not our board of directors authorizes and declares dividends on the Preferred Stock for any subsequent dividend period.

We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We are also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above.

There is no sinking fund with respect to dividends.

Dividend Stopper

So long as any share of Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior securities (other than a dividend payable solely in shares of junior securities) and (2) no shares of junior securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of junior securities for or into other junior securities, or the exchange or conversion of one share of junior securities for or into another share of junior securities, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities), unless, in each case, the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock and parity securities have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any parity securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for all outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any parity securities but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Preferred Stock and all parity securities bear to each other.

Optional Conversion Right

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 61.92 shares of our common stock (which reflects an approximate initial conversion price of $16.15 per share of our common stock) plus cash in lieu of fractional shares, subject to anti-dilution and other adjustments and subject to the limitations set forth below under “—Limitation on Beneficial Ownership.”

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

If the conversion date is on or prior to the record date for any declared dividend for the dividend period in which a holder elects to convert, the holder will not receive any declared dividends for that dividend period. If the conversion date is after the record date for any declared dividend and prior to the corresponding dividend payment date, a holder will receive that dividend on the relevant dividend payment date if the holder were the holder of record on the record date for that dividend; however, whether or not a person is the holder of record on the record date, if a holder convert after a record date and prior to the related dividend payment date, the holder must pay to the conversion agent when it converts shares of Preferred Stock an amount in cash equal to the full dividend actually paid on such dividend payment date on the shares being converted, unless the shares of Preferred Stock are being converted as a consequence of a mandatory conversion at our option, as described below under “—Mandatory Conversion at Our Option.”

Mandatory Conversion at Our Option

If the closing price of our common stock exceeds $20.50 for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, including the last trading day of such period, we may at our option cause some or all of the Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate. The Company will provide notice of its election to cause conversion within five trading days after the end of the 30 consecutive trading day period.

If less than all of the shares of Preferred Stock are converted, the conversion agent will select the Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary. If the conversion agent selects a portion of a holder’s Preferred Stock for partial mandatory conversion and the holder converts a portion of the same shares of Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion.

We refer to the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of our common stock on NASDAQ as the “closing price” of the common stock on any determination date. If the common stock is not traded on NASDAQ on any determination date, the closing price of the common stock on any determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which our common stock is so listed or quoted, or if the common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” is a day on which the shares of our common stock:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

For purposes of this prospectus supplement, all references to the closing price and last reported sale price of the common stock on NASDAQ shall be such closing price and last reported sale price as reflected on the website of NASDAQ (http://www.nasdaq.com) or any successor thereto, and as reported by Bloomberg Professional Service or any successor thereto; except that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of NASDAQ and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of NASDAQ will govern.

For purposes of calculating the “closing price” of our common stock, if a reorganization event (as defined below under “—Reorganization Events”) has occurred and (1) the exchange property consists only of shares of common stock, the “closing price” shall be based on the closing per share price of such common stock; (2) the exchange property consists only of cash, the “closing price” shall be the cash amount paid per share; and (3) the exchange property consists of securities, cash and/or other property, the “closing price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by our board of directors from time-to-time) of any other securities or property paid to our shareholders in connection with the reorganization event.

To exercise the mandatory conversion right described above, we must provide a notice of such conversion to each holder of our Preferred Stock or issue a press release for publication and make this information available on our website, if any. The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no more than 20 and not less than 10 days after the date on which we provide such notice of mandatory conversion or issue such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Preferred Stock; and

•	the number of shares of Preferred Stock to be converted.

Conversion Procedures

Conversion into shares of our common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, shares of our common stock will be issued to holders of the Preferred Stock or its designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the conversion agent if shares of the Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.

On the date of any conversion at the option of a holder, if the holder’s interest is in certificated form, the holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Preferred Stock to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled.

If a holder’s interest is a beneficial interest in a global certificate representing Preferred Stock, in order to convert such holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

The conversion agent for the Preferred Stock is initially the transfer agent. A holder may obtain a copy of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Preferred Stock into shares of our common stock, in accordance with the terms of the notice delivered by us described above. Payments of cash for dividends and in lieu of fractional shares and, if shares of our common stock are to be delivered, a stock certificate or certificates, will be delivered to the holder, or in the case of global certificates or uncertificated shares, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date, except to the extent that all or a portion of such common stock is subject to the limitation on beneficial ownership described under “—Limitation on Beneficial Ownership.” Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Preferred Stock will not be deemed to be outstanding for any purpose and a holder of Preferred Stock will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Preferred Stock.

Redemption

At our option, the Preferred Stock will be subject to mandatory redemption in whole or in part no earlier than three years from the date of issuance at the Redemption Price. If only a portion of the Preferred Stock is to be redeemed, the shares of the Preferred Stock to be redeemed shall be selected on a pro rata basis. If the Company elects to exercise its right of redemption it must provide 30 days notice to the holders of Preferred Stock to be redeemed, and provide them the opportunity to exercise their conversion right.

The Redemption Price will be $1,080 three years after the issuance date, $1,050 four years after the issuance date, and $1,030 five years or more after the issuance date.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of the Preferred Stock will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of the Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of the Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Preferred Stock to convert mandatorily.

Reorganization Events

In the event of:

(a) any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

(b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will receive a distribution of cash, securities or other property of us or another person;

(c) any reclassification of the common stock into securities, including securities other than the common stock; or

(d) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

each of which is referred to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Preferred Stock, become convertible into the kind and amount of securities, cash and other property or assets that a holder (that was not the counterparty to the reorganization event or an affiliate of such other party) of a number of shares of common stock equal to the conversion rate per share of the Preferred Stock prior to the reorganization event would have owned or been entitled to receive upon the reorganization event (such securities, cash and other property or assets, the “exchange property”). In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election. Holders have the right to convert their shares of Preferred Stock in the event of certain acquisitions. In connection with certain reorganization events, holders of the Preferred Stock may have the right to vote as a class.

Anti-Dilution and Other Adjustments

The conversion rate will be subject to ordinary and customary adjustments.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

In this section, we summarize certain material United States (“U.S.”) federal income tax considerations relating to the ownership and disposition of our common stock. This summary deals only with taxpayers who will hold our common stock as capital assets (as defined in the Code).

We do not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to you if you are a holder subject to special rules, such as a bank, thrift or other financial institution, real estate investment trust, regulated investment company, personal holding company, insurance company or a broker, trader or dealer in securities or currencies. Further, we do not address:

•	the U.S. federal income tax consequences to you if you are a tax exempt organization that holds our common stock;

•	the U.S. federal income tax consequences to you if you are a partnership or other entity classified as a partnership or U.S. federal income tax purposes that holds our common stock;

•	the U.S. federal income tax consequences to you if you are a U.S. expatriate who holds our common stock;

•	the U.S. federal estate, gift or alternative minimum tax consequences to you of the purchase, beneficial ownership, conversion or disposition of our common stock;

•

the U.S. federal income tax consequences to you if you hold our common stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or if your “functional currency” is not the U.S. dollar; or

•	any state, local or foreign tax consequences to you of the purchase, beneficial ownership, conversion or disposition of our common stock.

This summary is based on the Code, U.S. Treasury regulations (proposed, temporary and final) issued thereunder and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES FOR HOLDERS RELATING TO THE PURCHASE, BENEFICIAL OWNERSHIP AND DISPOSITION OF THE COMMON STOCK. ALL PERSONS CONSIDERING AN INVESTMENT IN THE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS IN THEIR PARTICULAR CIRCUMSTANCES AND REGARDING THE TAX CONSEQUENCES OF THE PURCHASE, BENEFICIAL OWNERSHIP AND DISPOSITION OF THE COMMON STOCK ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION AND UNDER ANY APPLICABLE TAX TREATY.

You are a “U.S. Holder” if you are a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” if you are a beneficial owner of our common stock that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of the partnership and its partners generally will depend on the status of the partner and the activities of the partnership and its partners. If you are a partner in a partnership holding our common stock, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in our common stock.

U.S. Holders

Dividends. Any distribution with respect to our common stock that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by you when paid.

If you are a qualifying corporate U.S. Holder that meets the holding period and other requirements under the Code for the dividends-received deduction, dividends will be eligible for the 70% dividends received deduction. Under Code section 246A, a corporate Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as the Preferred Stock and our common stock must reduce the amount of the dividends-received deduction allowed.

In addition, if you are a corporate U.S. Holder, you may be required to reduce your basis in your shares of common stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. You should consult your own tax advisor concerning the application of these rules in light of your particular circumstances.

If you are a noncorporate U.S. Holder, any such dividend will be considered a “qualified dividend” provided that certain minimum holding period requirements are satisfied. Qualified dividend income by certain non-corporate U.S. Holders, including individuals, generally will be taxable to you at a maximum rate of 15%. These reduced rates are scheduled to expire for tax years beginning after December 31, 2012. For taxable years beginning on or after January 1, 2013, all dividends, including qualified dividends, will be taxable at the ordinary income rates then in effect, unless Congress extends the sunset date for this provision.

Distributions with respect to our common stock in excess of our current or accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in our common stock, that would be applied against and reduce (but not below zero) your tax basis in your common stock. Any remaining excess would be treated as capital gain realized on the sale or exchange of your common stock, as more fully described below under “—Sale, Exchange or Other Disposition.” If you are a corporate U.S. Holder, you would not be entitled to a dividends-received deduction on this portion of the distribution.

Sale, Exchange or Other Disposition. Upon a sale, exchange or other disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. Holders of record who have not previously included such dividends in income) and your adjusted tax basis in our common stock. Your adjusted tax basis in our common stock at the time of any such disposition generally should equal your initial tax basis in our common stock at the time of purchase, reduced by the amount of any cash distributions treated as a return of capital as described above. Such capital gain or loss generally will be long-term capital gain or loss if you have held our common stock for more than one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or an estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year, and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its dividend income and its net gains from the disposition of the common stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the common stock.

Backup Withholding and Information Reporting. Information returns will be filed with the Internal Revenue Service, which we refer to as the IRS, with respect to dividend payments and other taxable distributions we make with respect to common stock and the proceeds paid from the sale of the common stock. You may also be subject to backup withholding (currently at a rate of 28%) with respect to such distributions and proceeds unless you are an entity exempt from backup withholding, such as a corporation or a tax-exempt entity, and, when required, demonstrate this fact. If you are not exempt, you will be subject to backup withholding unless you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, is your Social Security Number; you certify, under penalties of perjury, that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and you otherwise comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. Holders

Dividends. In general, dividends (including any constructive distributions taxable as dividends) with respect to our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the U.S. and, if required by an applicable tax treaty, are attributable to your permanent establishment in the U.S., are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. You will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. If you are a corporation, any such effectively connected dividends received by you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Sale, Exchange or Other Disposition. Any gain that you realize upon a sale, exchange or other disposition of our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the U.S. and, if required by an applicable tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, is attributable to your permanent establishment in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock, and you are not eligible for any treaty exemption. However, we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation for federal income tax purposes.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the U.S.

Backup Withholding and Information Reporting. In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of our common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we generally must report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities. Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions investment funds and other Non-U.S. Holders that fail to comply with the information reporting requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which B. Riley & Co., LLC (the “Underwriter”) is acting as the sole underwriter. We have entered into an underwriting agreement with the Underwriter with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, the Underwriter has agreed to purchase, and we have agreed to sell, 750,000 shares at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement and as indicated below, subject to an option to purchase all or a portion of an additional 112,500 shares.

The underwriting agreement provides that the Underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the Underwriter is committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are taken. However, the Underwriter is not obligated to take or pay for the shares of our common stock covered by the Underwriter’s option described below, unless and until such option is exercised.

We have granted the Underwriter an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an aggregate of 112,500 additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement and as indicated below. We will be obligated to sell these shares of common stock to the Underwriter to the extent the option is exercised.

The Underwriter proposes to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.10 per share. In addition, the Underwriter and certain of its affiliates expect to acquire approximately 3% of the shares to be sold in this offering.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the Underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the Underwriter’s option to purchase additional shares of our common stock.

	Per Share	Total Without Option Exercise	Total With Option Exercise
Public offering price	$16.00	$12,000,000	$13,800,000
Underwriting discount and commissions payable by us(1)	$0.50	$375,000	$431,250
Proceeds to us (before expenses)	$15.50	$11,625,000	$13,368,750

(1)	We have agreed to reimburse the Underwriter for $25,000 of its expenses incurred with this offering.

We have agreed to indemnify the Underwriter, and persons who control the Underwriter, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriter may be required to make in respect of these liabilities.

We, along with Gregory Garrabrants, our President and Chief Executive Officer, Andrew J. Micheletti, our Executive Vice President and Chief Financial Officer, and Theodore Allrich, the Chairman of our Board of Directors, have agreed that we will not offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock, without the prior written consent of B. Riley & Co., LLC, for a period of 45 days in the case of the Company and Mr. Allrich, and 90 days, in the case of Messrs. Garrabrants and Micheletti, from the date of December 7, 2011. The lock-up provisions summarized above are subject to certain exceptions, including, with respect to Messrs. Garrabrants, Micheletti and Allrich, transfers of common stock as bona fide gifts, and with respect to us, the issuance of common stock or options to purchase common stock, or common stock upon exercise of options, pursuant to our equity incentive plans, the issuance of common stock upon conversion of outstanding convertible securities, the issuance of common stock as consideration for acquisitions and the issuance of securities convertible into or exercisable or exchangeable for common stock provided that the conversion, exercise or exchange price is greater than the market price at such time. The lock-up agreements also provide that if the price of the common stock of the Company as listed on its public exchange closes at or above $18.40 per share for each of twenty (20) consecutive trading days, then the lock-up period shall be deemed automatically terminated upon the close of trading on the 20th such day. If (a) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last seventeen (17) days of the lock-up period, or (b) prior to the expiration of the lock-up period, the Company announces that it will release earnings results during the sixteen-day period beginning on the last day of the lock-up period, the restrictions imposed by the lock-up agreements will continue to apply until the expiration of the eighteen-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event.

In connection with this offering the Underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•

Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Over-allotment transactions involve sales by the Underwriter of shares of common stock in excess of the number of shares the Underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the Underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The Underwriter may close out any short position by exercising their option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the option. If the Underwriter sells more shares than could be covered by exercise of the option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by our legal counsel, Reed Smith LLP, Los Angeles, California.

EXPERTS

Crowe Horwath LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2011 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Crowe Horwath LLP’s reports, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, to the foregoing, we maintain a web site at www.bofiholding.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our Internet web site copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K and Form 10-KA for the fiscal year ended June 30, 2011 filed with the SEC on September 13, 2011 and September 30, 2011, respectively;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 filed with the SEC on November 8, 2011;

•

our Current Reports on Form 8-K filed with the SEC on August 25, 2011 (with respect to Item 5.02 and 9.01), September 2, 2011 (with respect to Items 1.01, 3.03, 5.03 and 9.01), September 7, 2011 (with respect to Items 1.01, 3.03, 5.03 and 9.01), October 4, 2011 (with respect to Items 1.01, 3.03 and 9.01), October 24, 2011 (with respect to Item 5.07), and November 8, 2011 (with respect to Items 1.01, 3.03, 5.03 and 9.01); and

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-51201) filed with the SEC on March 14, 2005.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: BofI Holding, Inc., Attention: Investor Relations, 12777 High Bluff Drive, Suite 100, San Diego, California 92130, telephone (858) 350-6200.

PROSPECTUS

BOFI HOLDING, INC.

Debt Securities

Common Stock

Preferred Stock

Warrants

From time to time, we may offer and sell our debt securities, common stock, preferred stock and warrants to purchase common stock (collectively referred as “securities”) in amounts, at prices and on terms described in one or more supplements to this prospectus. The aggregate amount of the securities offered by us under this prospectus will not exceed $125.0 million.

This prospectus provides you with a general description of the securities that may be offered in one or more offerings. Each time we offer securities, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

You should read both this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and/or the applicable prospectus supplement, before you make your investment decision.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 5 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

The securities may be sold by us or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

None of the Securities and Exchange Commission (the “SEC”), the Office of Thrift Supervision (the “OTS”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System or any state securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other government agency.

The date of this prospectus is January 6, 2010.

You should rely only on the information set forth or incorporated by reference in this prospectus or any supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or prospectus supplement or any sale of a security.

PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration statement, we may sell:

•	debt securities;

•	common stock;

•	preferred stock; and

•	warrants to purchase common stock.

This prospectus provides you with a general description of the debt securities, common stock, preferred stock and warrants. Each time we sell debt securities, common stock, preferred stock or warrants, we will provide a prospectus supplement (and, if applicable, a pricing supplement) that will contain specific information about the terms of that offering. The prospectus supplement (and any pricing supplement) may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement (or pricing supplement), you should rely on the information in that prospectus supplement (or pricing supplement). You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) has additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Unless otherwise stated, the words “BofI,” the “Company,” “we,” “our” and “us” refer to BofI Holding, Inc. and its subsidiaries, except that such terms refer to BofI Holding, Inc. only and not to its subsidiaries in the sections entitled “Description of Debt Securities,” “Description of Common Stock,” “Description of Preferred Stock” and “Description of Warrants.”

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, to the foregoing, we maintain a web site at www.bofiholding.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our Internet web site copies of our Annual Reports on

Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended June 30, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009;

•	Our Current Reports on Form 8-K filed on December 3, 2009, November 25, 2009, November 3, 2009 and on October 22, 2009;

•

The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

•

Any documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the securities offered hereby.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

BofI Holding, Inc.

12777 High Bluff Drive, Suite 100

San Diego, California 92130

Attn: Investor Relations

(858) 350-6200

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “feels,” “anticipates,” “intends,” “plans,” “estimates,” “predicts,” “projects,” “potential,” “outlook,” “could,” “will,” “may” or similar expressions.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Actual results may differ materially from those expressed in or implied by these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following, as well as those discussed elsewhere in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference herein:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins;

•

changes in deposit flows, loan demand or real estate values may adversely affect the business of our subsidiary, BofI Federal Bank (the “Bank”), through which substantially all of our operations are carried out;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•	changes in corporate and/or individual income tax laws may adversely affect our business or financial condition;

•

general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate;

•	legislation or regulatory changes may adversely affect our business;

•	technological changes may be more difficult or expensive than what we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than what we anticipate;

•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and

•	the additional risks referred to in the section entitled “Risk Factors.”

You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events except to the extent required by Federal securities laws.

DESCRIPTION OF BOFI HOLDING, INC.

BofI Holding, Inc. is the holding company for the Bank, a nationwide savings bank operating primarily through the Internet. The Bank is our sole operating subsidiary. We provide a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet and originating and purchasing multifamily, single family and home equity mortgage loans and purchasing mortgage-backed securities. We attract and service our customers primarily through the Internet, which affords us low operating expenses and allows us to pass these savings along to our customers in the form of attractive interest rates and low fees on our products.

We operate our Internet-based bank from a single location in San Diego, California, currently serving approximately 27,000 retail deposit and loan customers across all 50 states. At September 30, 2009, we had total assets of $1,324.1 million, loans of $595.1 million, mortgage-backed and other securities totaling $663.5 million, total deposits of $763.5 million and borrowings totaling $461.1 million. Our deposits consist primarily of interest-bearing checking and savings accounts and time deposits. Our loans are primarily first mortgages secured by multifamily (five or more units) and single family real property. Our mortgage-backed securities consist primarily of mortgage pass-through securities issued by government-sponsored entities and non-agency collateralized mortgage obligations and pass-through mortgage-backed securities issued by private sponsors.

We have limited the impact of the current credit problems in the mortgage markets by redirecting our asset gathering from retail online originations to wholesale purchases of loans and mortgage-backed securities with higher credit quality. Our online delivery channels and online advertising can be opened, closed or expanded rapidly allowing us to change product offerings faster and with less cost than many traditional banks. We believe our flexibility to adjust our asset generation channels has been a competitive advantage allowing us to avoid markets and products where credit fundamentals are poor.

Our business strategy is to lower the cost of delivering banking products and services by leveraging technology while continuing to grow our assets and deposits to achieve increased economies of scale. We have designed our automated Internet-based banking platform and workflow process to handle traditional banking functions with reduced paperwork and human intervention. Our thrift charter allows us to operate in all 50 states and our online presence allows us increased flexibility to target a large number of loan and deposit customers based on demographics, geography and price. We plan to continue to increase our deposits by attracting new customers with competitive pricing, targeted marketing and new products and services. We plan to continue to increase our originations of single family loans and multifamily loans by attracting new customers through our website and affiliate marketing arrangements. We also plan to continue to purchase pools of high quality single family and multifamily mortgage loans and mortgage-backed securities.

The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under the Deposit Insurance Fund. The Bank must file reports with the OTS concerning its activities and financial condition, and must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS conducts periodic examinations to assess the Bank’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association may engage and is intended primarily for the protection of the Deposit Insurance Fund and depositors. As a publicly-held unitary savings and loan holding company, we are required to file certain reports with, and otherwise comply with the rules and regulations of, both the SEC, under the federal securities laws, and the OTS.

We are a Delaware corporation that is subject to extensive regulation and supervision under applicable banking laws.

Our executive offices are located at 12777 High Bluff Drive, Suite 100, San Diego, California 92130, and our telephone number is (858) 350-6200.

Additional information about us and our subsidiaries can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in Item 1.A of our annual report on Form 10-K for the year ended June 30, 2009 or any other documents incorporated by reference into this prospectus and those described in any prospectus supplement before making an investment decision. The risks and uncertainties described in any prospectus supplement and incorporated by reference into this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our securities could decline substantially.

Risks Associated with Our Debt Securities

We operate through our subsidiary and, as a result, the debt securities will effectively be subordinated to the liabilities of our subsidiaries.

Because we operate primarily through the Bank and our primary assets are our equity interests in the Bank, our obligations, including the debt securities, are effectively subordinated to all existing and future indebtedness and other liabilities, of the Bank. As of September 30, 2009, the Bank had approximately $1.2 billion of outstanding liabilities that effectively ranks and would rank senior to our current and future debt securities. The Bank may incur further indebtedness in the future. The debt securities are exclusively obligations of us. The Bank has no obligation to pay any amounts due on the debt securities. The Bank is not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by the Bank to us could be subject to regulatory, statutory or contractual restrictions. Payments to us by the Bank will also be contingent upon the Bank’s earnings and business considerations.

We and the Bank may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the debt securities.

The terms of the indenture and the debt securities do not limit the incurrence by us or the Bank of indebtedness. We and the Bank may incur additional indebtedness in the future, which could have important consequences to holders of the debt securities. For example, we may have insufficient cash to meet our financial obligations, including our obligations under the debt securities. Furthermore, our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes could be impaired. Additional debt could make us more vulnerable to changes in general economic conditions and also could affect the financial strength ratings of the Bank and the ratings of our debt securities.

We may be unable to repay the debt securities if the Bank is unable to pay dividends or make advances to us.

At maturity, the entire outstanding principal amount of the debt securities will become due and payable by us. We may not have sufficient funds to pay the principal amount due. If we do not have sufficient funds on hand or available through existing borrowing facilities or through the declaration and payment of dividends by the Bank, we will need to seek additional financing. Additional financing may not be available to us in the amounts necessary. We, as a holding company, are dependent upon dividends from the Bank to enable us to service our outstanding debt, including the debt securities. The Bank is subject to certain regulatory restrictions as to the transfer of funds and payment of dividends to the holding company.

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities.

Unless otherwise specified in an applicable prospectus supplement, any debt securities sold pursuant to this prospectus and the applicable prospectus supplement will be new securities for which there currently is no established trading market. We are under no obligation to list any debt securities on a national securities exchange, and we do not anticipate that we will do so. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given that a market for any series of debt securities will develop or continue; as to the liquidity of any market that does develop; or as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

We have made only limited covenants in the indenture, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

The indenture governing the debt securities does not:

•

require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, does not protect holders of the debt securities in the event that we experience significant adverse changes in our financial condition, results of operations or liquidity;

•

limit our ability or the ability of the Bank to incur additional indebtedness, including indebtedness that is equal in right of payment to the debt securities or, subject to certain exceptions, indebtedness that is secured by liens on capital stock of certain subsidiaries; or

•	limit the aggregate principal amount of debt securities that may be issued.

Risks Associated with Our Common Stock, Preferred Stock and Warrants

Shares eligible for future sale could have a dilutive effect.

Shares of our common stock eligible for future sale, including those that may be issued in connection with our various stock option and equity compensation plans, and any other offering of our common stock for cash, could have a dilutive effect on the market for our common stock and could adversely affect its market price. As of January 4, 2010, there were 8,189,541 shares of common stock outstanding. There were 515 shares of Series A preferred stock issued and outstanding and there were 4,790 shares of Series B preferred stock issued and outstanding as of January 4, 2010. The 4,790 shares of Series B preferred stock were convertible at the election of the holders into an aggregate of 531,690 shares of common stock as of such date. In addition, as of January 4, 2010, there were 599,205 shares underlying outstanding employee stock options and 282,044 shares underlying outstanding restricted stock units. We have the ability to issue additional shares of common stock or securities convertible into shares of common stock (such as additional preferred stock) in the future, and such issuances would increase the potential dilutive effect on the market for our common stock.

Our stock price can be volatile.

Stock price volatility may make it more difficult to resell our common stock when desired and at an attractive price. Our stock price can fluctuate significantly in response to a variety of factors, including, among other factors:

•	Actual or anticipated variations in quarterly results of operations.

•	Recommendation by securities analysts.

•	Operating and stock price performance of other companies that investors deem comparable to us.

•	News reports relating to trends, concerns and other issues in the financial services industry.

•	Perceptions in the marketplace regarding us and/or our competitors.

•	New technology used, or services offered, by competitors.

•	Changes in government regulations.

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

The trading volume in our common stock is less than that of other larger financial services companies.

Although our common stock is listed for trading on NASDAQ National Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

Our certificate of incorporation and bylaws, as well as certain banking laws, may have an anti-takeover effect.

Provisions of our certificate of incorporation and bylaws and federal and state banking laws, including regulatory approval requirements could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

•	provide that our board of directors will be divided into three classes of directors;

•	provide that special meetings of our stockholders may be called only by our president, our chairman or our secretary;

•	provide that our stockholders will not be permitted to act by written consent, which may lengthen the amount of time required to take stockholder actions;

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do not include a provision for cumulative voting in the election of directors in the ordinary course, which may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although not by less than a quorum, and not by our stockholders; and

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allow us to issue up to 1,000,000 shares of undesignated preferred stock (5,305 of which have already been issued and are outstanding) with rights senior to those of our common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

The amendment of any of these provisions would require the approval of the holders of at least 75% of our then outstanding capital stock.

The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

Our ability to pay cash dividends may be limited by regulatory restrictions, by the Bank’s ability to pay cash dividends to us and by our need to maintain sufficient capital to support our operations. The ability of the Bank to pay cash dividends to us is limited by its obligations to maintain sufficient capital and by other restrictions on its cash dividends that are applicable to federally chartered stock savings banks and banks that are regulated by the FDIC. If the Bank is not permitted to pay cash dividends to us, it is unlikely that we would be able to pay cash dividends on our common stock.

Our Board may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of our company.

We are authorized to issue up to 1,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board. Such designation of new series of preferred stock may be made without stockholder approval, and could create additional securities which would have dividend and liquidation preferences over the common stock offered hereby. Preferred stockholders could adversely affect the rights of holders of common stock by: exercising voting, redemption and conversion rights to the detriment of the holders of common stock; receiving preferences over the holders of common stock regarding a surplus of funds in the event of our dissolution or liquidation; delaying, deferring or preventing a change in control of our company; and discouraging bids for our common stock.

You may not be able to exercise your warrants if we do not maintain an effective registration statement.

We will be required to maintain, at all times during which any warrants are outstanding, a registration statement relating to the offer and sale of the common stock underlying the warrants for the benefit of the warrant holders. However, if a current registration statement is not in effect, you may not be able to exercise or resell your warrants.

The existence of outstanding warrants may hinder our ability to sell common stock.

If the warrant holders exercise their warrants, we will be obligated to issue additional shares of common stock at the stated exercise or conversion price. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities by us for general corporate purposes. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.

Additional information on the use of proceeds from the sale of the securities offered by this prospectus may be set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. For purposes of computing the ratios, earnings represent income before taxes, extraordinary items and the cumulative effect of accounting changes, plus fixed charges.

	For the Three Months Ended September 30,		For the Year Ended June 30,
	2009	2008 (4)	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges (1) and preferred stock dividends:
Including interest on deposits (2)	1.66x	0.74x	1.28x	1.15x	1.16x	1.23x	1.33x
Excluding interest on deposits (2)	2.53x	0.42x	1.64x	0.83x	0.96x	1.18x	1.74x
Preferred stock dividends only (3)	21.52x	-10.73x	10.35x	13.32x	10.65x	8.97x	6.97x

(1)	The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preferred stock dividend requirements.
(2)	Interest expense on deposits is included in or excluded from the calculation of fixed charges used in the ratio of earnings to fixed charges as described on each line in the above table.
(3)	Equals the ratio of earnings to preferred-stock dividend charges and excludes all other fixed charges (items (a)–(c) described in footnote 1 above).
(4)	Excluding a pretax loss of $7.9 million due to loss on sale of FNMA stock after U.S. government conservatorship in September 2008, ratios would have been 1.41x, 1.90x and 16.67x for ratios of earnings to fixed charges with deposit interest, without deposit interest and with only preferred stock dividends, respectively.

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under an indenture (the “indenture”), between us and the trustee named in the applicable prospectus supplement, as trustee (the “trustee”), the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The debt securities may be issued from time to time in one or more series. The particular terms of each series, or of the debt securities forming a part of a series, which are offered by a prospectus supplement will be described in such prospectus supplement.

The following summaries of certain provisions of the indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and, with respect to any particular debt securities, to the description of the terms of such debt securities included in the applicable prospectus supplement. Wherever particular sections or defined terms of the indenture are referred to here or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference here or in the applicable prospectus supplement, as the case may be.

We are a savings and loan holding company and almost all of our operating assets are owned by the Bank. We are a legal entity separate and distinct from the Bank. We rely primarily on dividends from the Bank to meet our obligations. There are regulatory limitations on the payment of dividends directly or indirectly to us from the Bank due to restrictions applicable to federally chartered stock savings banks and banks that are regulated by the FDIC. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of the Bank, and holders of debt securities should look only to our assets for payments of the debt securities.

Terms of Debt Securities

The indenture will provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities are to have such terms and provisions which are not inconsistent with the indenture, including as to maturity, principal and interest, as we may determine. The debt securities may be either senior or subordinated debt securities, which may be issued as convertible debt securities or exchangeable debt securities.

The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which the principal of the debt securities will be payable;

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the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

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our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder of the debt security, and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our debt;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

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if the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

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if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on the debt securities will be payable (and the manner in which the equivalent of the principal amount of the debt securities in the currency of the

United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

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if the principal of or any premium or interest on the debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

•	if other than the entire principal amount of the debt securities, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

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if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount of the debt securities which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

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if applicable, that debt securities, in whole or any specified part, are defeasible pursuant to the provisions of the indenture described under “Defeasance and Covenant Defeasance — Defeasance and Discharge” or “Defeasance and Covenant Defeasance — Covenant Defeasance,” or under both such captions;

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whether the debt securities will be issuable in whole or in part in the form of one or more global debt securities and, if so, the respective depositaries for such global debt securities, the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to under “Form, Exchange and Transfer — Global Debt Securities” and, if different from those described under such caption, any circumstances under which any such global debt security may be exchanged in whole or in part for debt securities registered, and any transfer of such global debt security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

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any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants in the indenture applicable to the debt securities; and

•	any other terms of debt securities not inconsistent with the provisions of the indenture.

Debt securities, including original issue discount debt securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement. If we use any index to determine the amount of payments of principal of, premium, if any, or interest, if any, on any debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.

Senior Debt Securities

Payment of the principal, premium, if any, and interest on senior debt securities will rank with all of our other unsecured and unsubordinated debt securities.

Subordinated Debt Securities

Payment of the principal, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global debt securities, you may present debt securities for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated for such purpose. You will not incur a service charge for any registration of transfer or exchange of debt securities, but you must pay a sum sufficient to cover any tax or other governmental charge as may be described in the indenture. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (a) issue, register the transfer of or exchange any debt securities of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of the debt securities being redeemed in part.

Global Debt Securities

Some or all of a series of debt securities may be represented, in whole or in part, by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or its nominee or a custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any such other matters as may be provided for pursuant to the indenture.

Notwithstanding any provision of the indenture or any debt security described in this prospectus, no global debt security may be exchanged in whole or in part for debt securities registered, and no transfer of a global debt security in whole or in part may be registered, in the name of any person except:

•	by the depositary to its nominee;

•	by a nominee of the depositary to the depositary or another nominee; or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor unless (a) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture, (b) there shall have occurred and be continuing an Event of Default with respect to the debt securities represented by such global debt security or (c) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All securities issued in exchange for a global security or any portion of a global debt security will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of such global debt security and the debt securities represented by the global debt security for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, you will not be entitled to have such global debt security or any securities registered by the global debt security registered in your name, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global debt security and will not be considered to be the owner or holder of such global debt security or any debt securities represented by the global debt security for any purpose under the debt securities or the indenture. All payments of principal of and any premium and interest on a global debt security will be made to the depositary or its nominee, as the case may be, as the holder of the global debt security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global debt security.

Ownership of beneficial interests in a global debt security will be limited to institutions that have accounts with the depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any global debt security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global debt security to the accounts of its participants. Ownership of beneficial interests in a global debt security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global debt security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee or any agent of us or the trustee will not have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global debt security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest, if any, payment immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a global debt security, in some cases, may trade in the depositary’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global debt security upon the original issuance thereof may be required to be made in immediately available funds.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of a paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to such interest as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate debt securities additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys or United States government obligations (including proceeds thereof) deposited by us with the trustee or any paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and after repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Consolidation, Merger and Sale of Assets

The indenture will provide that we will not consolidate with or merge into any other person or convey, transfer or lease substantially all of our properties to any person, and no person may consolidate with or merge into us unless (a) the successor is organized under the laws of the United States or any state or the District of Columbia, and the successor expressly assumes our obligations under the indenture and the debt securities, (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, exists, and (c) certain other conditions as prescribed in the indenture are met.

The general provisions of the indenture do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the debt securities.

Events of Default

Each of the following will constitute an event of default (an “Event of Default”) under the indenture with respect to debt securities of any series:

(a) our failure to pay principal of or any premium on any debt security of that series when due, whether at maturity, upon redemption, by accelerating the maturity or otherwise;

(b) our failure to pay any interest on any debt securities of that series when due, continued for 30 days;

(c) our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(d) our failure to observe or perform any other covenant contained in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), continued for 90 days after written notice to us by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

(e) with respect to senior debt securities, acceleration of any indebtedness for borrowed money by us having an aggregate principal amount outstanding of at least $25 million, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 15 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture; and

(f) certain events related to our bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities outstanding may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities outstanding may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately.

If an Event of Default described in clause (f) above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (b) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee and (c) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of senior or subordinated debt securities, as the case may be, affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected,

(a) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

(b) reduce the principal amount of, or any premium or interest on, any debt security,

(c) reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity,

(d) change the place or currency of payment of principal of, or any premium or interest on, any debt security,

(e) modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated securities in a manner adverse to the holders of those securities;

(f) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

(g) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture,

(h) reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

(i) modify such provisions with respect to modification and waiver.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

The indenture will provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date, (a) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity to such date, (b) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security and (c) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (a) or (b) above, of the amount described in such clause). Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to the indenture, will not be deemed to be outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 13.02 of the indenture, relating to defeasance and discharge of indebtedness, or Section 13.03 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge. The indenture will provide that, upon our exercise of our option (if any) to have Section 13.02 of the indenture applied to the debt securities, we will be discharged from all our obligations (and, if applicable, provisions relating to subordination will cease to be effective) with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants. The indenture provides that, upon our exercise of our option (if any) to have Section 13.03 of the indenture applied to the debt securities, we may omit to comply with certain restrictive covenants of the indenture and any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

We, the trustee and any of our agents or the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Regarding the Trustee

The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue up to 25,000,000 shares of common stock, par value $.01 per share. As of January 4, 2010, there were 8,189,541 shares of common stock outstanding. Our common stock is listed on the NASDAQ National Market under the symbol “BOFI.”

Dividends

Subject to preferences that may be applicable to any then outstanding shares of our preferred stock, and subject to compliance with limitations imposed by law, the holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of our preferred stock, including our Series A preferred stock, our Series B preferred stock and any which we may designate in the future.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including our Series A preferred stock, Series B preferred stock and any which we may designate in the future.

Fully Paid and Nonassessable

All outstanding shares of our common stock are, and the shares of our common stock to be issued in the offering will be, fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock offered by this prospectus, other than pricing and related terms disclosed for a particular issuance in an applicable prospectus supplement. You should read the particular terms of any series of preferred stock we offer in any prospectus supplement relating to such series, together with the more detailed provisions of our amended certificate of incorporation and the certificate of designations with respect to each particular series of preferred stock, which will be filed as an exhibit to a document incorporated by reference into this prospectus. The prospectus supplement also will state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Our amended certificate of incorporation provides that the Board can issue shares of preferred stock, par value $.01 per share, without stockholder action in one or more series and with such terms and conditions, at such times and for such consideration, as the Board may determine. As of January 4, 2010, there were 515 shares of Series A preferred and 4,790 shares of Series B preferred stock outstanding. The Board can determine the following:

•	the voting powers, if any, of the holders of stock of such series in addition to any voting rights affirmatively required by law;

•

the rights of shareholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of stock of such series will be entitled to receive dividends and other distributions, and whether any such dividends will be cumulative or noncumulative and, if cumulative, the terms upon which such dividends will be cumulative;

•

whether the stock of each such series shall be redeemable by us at our option or the holder of the stock, and, if redeemable, the terms and conditions upon which the stock of such series may be redeemed;

•	the amount payable and the rights or preferences to which the holders of the stock of such series will be entitled upon any voluntary or involuntary liquidation, dissolution or winding-up;

•

the terms, if any, upon which shares of stock of such series will be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

•

any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of the Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

Prior to the issuance of any series of preferred stock, the Board will adopt resolutions creating and designating the series as a series of preferred stock and a certificate of designations setting forth the preferences, rights, limitations and other terms of such series will be filed with the Secretary of State of Delaware.

The preferred stock will have the dividend, liquidation, redemption and voting rights stated in this section unless the applicable prospectus supplement indicates otherwise. You should read the applicable prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the title, stated value and liquidation preferences of the preferred stock and the number of shares offered;

•	the initial public offering price at which the preferred stock will be issued;

•

the dividend rate(s) (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether these dividends will be cumulative or noncumulative and, if cumulative, the dates at which the dividends shall begin to cumulate;

•	any redemption or sinking fund provisions; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue shares of preferred stock, the shares will be fully paid and nonassessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares. Unless the applicable prospectus supplement indicates otherwise, each series of the preferred stock will rank equally with any outstanding shares of our preferred stock and each other series of the preferred stock. Unless the applicable prospectus supplement states otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which are issued by us, meaning, the holders of shares of preferred stock will have no right to buy any portion of the issued securities.

In addition, unless the applicable prospectus indicates otherwise, we will have the right to “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends out of funds legally available, when, as and if, declared by the Board or a duly authorized committee of the Board, at the rates and on the dates stated in the applicable prospectus supplement. These rates may be fixed, or variable, or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates determined by the Board or authorized committee. Unless the applicable prospectus supplement indicates otherwise, dividends on any series of preferred stock will be cumulative.

The Board will not declare and pay a dividend on any of our stock ranking as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money was set aside for payment).

Until dividends are paid in full or declared and set aside for payment on any series of preferred stock ranking equal with the preferred stock as to dividends:

•

we will declare all dividends pro rata among the preferred stock of each series, so that the amount of dividends declared per share on each series will have the same relationship to each other that accrued dividends per share on each series of preferred stock and other preferred stock bear to each other;

•

other than the pro rata dividends, we will not declare or pay or set aside for payment dividends, or declare or make any other distribution on any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or at liquidation (except dividends or distributions paid for in shares of, or options, warrants or rights to subscribe or purchase shares of securities ranking junior to or equal with the preferred stock as to dividends and at liquidation);

•

we will not redeem, purchase or otherwise acquire for any consideration (or have any monies paid to or set aside in a sinking fund) any securities ranking junior to or equal with the preferred stock as to dividends or at liquidation (except by conversion into or exchange for our stock which ranks junior to the preferred stock as to dividends and at liquidation); and

•	We will not pay interest, or money in lieu of interest, for any dividend payments on any series of the preferred stock that are in arrears.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations with respect to shares establishing such series; or

•	as required by applicable law.

Under regulations of the Office of Thrift Supervision, if the holders of any series of preferred stock become entitled to vote for the election of directors, that series may then be considered a class of voting securities. A holder of 25% or more of a series may then be subject to regulation as a savings and loan holding company under the Home Owners Loan Act or a bank holding company under the Bank Holding Company Act depending on the nature of the acquiror. In addition, at the time that the series are deemed a class of voting securities, any bank holding company may be required to obtain the prior approval of the Federal Reserve Board in order to acquire 5% or more of that series, any savings and loan holding company may be required to obtain the prior approval of the Office of Thrift Supervision in order to acquire 5% or more of that series and any person other than a savings and loan or a bank holding company may be required to obtain the prior approval of the Office of Thrift Supervision to acquire 10% or more of that series.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption under a sinking fund or otherwise as described in the applicable prospectus supplement. The preferred stock that we redeem will be restored to the status of authorized but unissued shares of preferred stock which we may issue in the future.

If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem in each year and the redemption price per share together with an amount equal to all accrued and unpaid dividends on those shares to the redemption date. The applicable prospectus supplement will state whether the redemption price can be paid in cash or other property. If the redemption price is to be paid only from the net proceeds of issuing our capital stock, the terms of the series of preferred stock may provide that, if the capital stock has not been issued or if the net proceeds are not sufficient to pay the full redemption price then due, the shares relating to series of the preferred stock shall automatically and mandatorily be converted into shares of our capital stock under the conversion provisions of the applicable prospectus supplement.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, the redemption will be made in a manner that the Board decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Conversion and Exchange

If any series of offered preferred stock is convertible into or exchangeable for any other class or series of our capital stock, the applicable prospectus supplement relating to that series will describe the terms and conditions governing the conversions and exchanges.

Rights at Liquidation

If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution to stockholders:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends (whether or not earned or declared), before any distribution to holders of common stock or of any securities ranking junior to the series of preferred stock.

Neither the sale of all or any part of our property and business, nor our merger into or consolidation with any other corporation, nor the merger or consolidation of any other corporation with or into us, will be deemed to be a dissolution, liquidation or winding up.

If our assets are insufficient to pay all amounts to which holders of preferred stock are entitled, we will make no distribution on the preferred stock or on any other securities ranking equal to the preferred stock unless we make a pro rata distribution to those holders. After we pay the full amount of the liquidation distribution to which the holders are entitled, the holders will have no right or claim to any of our remaining assets.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock. Warrants may be issued separately or together with common stock, preferred stock or debt securities and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, will be filed as exhibits to a document incorporated by reference into this prospectus.

This section describes the general terms and provisions of the warrants offered hereby. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. You should read the particular terms of any warrants we offer in any prospectus supplement, together with the more detailed form of warrant agreement and the form of warrant certificate. The prospectus supplement also will state whether any of the terms summarized below do not apply to the warrants being offered.

General

The applicable prospectus supplement will describe the terms of the warrants, including the following where applicable:

•	the title of the warrants;

•	the offering price of the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock that is purchasable upon exercise of the warrants;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock purchasable upon exercise of a warrant and the purchase price;

•	the dates on which the right to exercise the warrants begins and expires;

•	the minimum or maximum number of warrants that may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of certain United States federal income tax considerations;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any rights of holders of the common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase such number of shares of common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.

Amendments and Supplements to Warrant Agreements

We and the relevant warrant agent may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants. However, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. Notwithstanding the foregoing, no such modification or amendment may, without the consent of the holders of each warrant affected:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Antidilution and Other Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a warrant, are subject to adjustment in certain events, including:

•	the issuance of common stock as a dividend or distribution on the common stock;

•	subdivisions and combinations of the common stock;

•

the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such capital stock rights, at less than the current market price; and

•

the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a warrant, make proper provision so that each holder of such warrant who exercises such warrant (or any portion thereof):

•	before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

•

after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise, in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as would a holder of the number of shares of common stock that such warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the capital stock rights if such warrant was exercised immediately prior to the record date for such distribution.

Common stock owned by or held for our account or for the account of any of our majority owned subsidiaries will not be deemed outstanding for the purpose of any adjustment.

No adjustment in the exercise price of, and the number of shares of common stock covered by, a warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

In the case of a reclassification or change of the common stock, a consolidation or merger involving us or sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the warrants then outstanding will be entitled thereafter to convert such warrants into the kind and number of shares of stock and amount of other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	directly to one or more purchasers; or

•	through agents.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities are listed.

The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to specified conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the securities of as much as 15% to 20% by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus will be delivered to each purchaser of securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act of 1933 as if the purchaser purchased securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers, and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.

These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act of 1933 and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Unless the applicable prospectus supplement states otherwise, all securities, except for common stock, will be new issues of securities with no established trading market. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

This prospectus may also be used in connection with any issuance of shares of common stock upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act of 1933.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Keesal, Young & Logan, Long Beach, California. If the validity of the securities will be passed upon by counsel for any underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, incorporated by reference in this registration statement, from BofI’s Annual Report on Form 10-K for the year ended June 30, 2009, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

BOFI HOLDING, INC.

750,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT